DRAFT

Exhibit 10.2

TAX SHARING AGREEMENT

BETWEEN

NEW CORPORATION

AND

NEW BLC CORPORATION

DATED AS OF [—], 2014

TABLE OF CONTENTS

Article I Definition of Terms.		1

Article II Allocation of Tax Liabilities and Tax Benefits.		9
Section 2.1	Liability for and the Payment of Taxes.	9
(a)	NewCo Liabilities and Payments.	9
(b)	SLM BankCo Liabilities and Payments.	9
(c)	Rules for Tax Benefits.	9
Section 2.2	Allocation Rules.	10
(a)	Rule for Tax Benefits.	10
(b)	General Rule for Consolidated Taxes.	10
(c)	Spin-Off Taxes.	11
(d)	Bank Loan Sales.	12
(e)	Section 108(i) Income.	12

Article III Preparation and Filing of Tax Returns.		12
Section 3.1	Joint Returns.	12
(a)	Preparation and Filing.	12
(b)	Draft Joint Returns.	12
(c)	Provision of Information.	13
(d)	Information with Respect to Estimated Payments and Extension Payments.	13
(e)	Provision of Assistance with Respect to Joint Returns.	13
(f)	Engagement Letter for Certain 2014 Tax Returns.	14
(g)	Allocation of Third-Party Preparer Expenses.	14
Section 3.2	Separate Returns.	14
(a)	Separate Returns to be Prepared by SLM BankCo.	14
(b)	Separate Returns to be Prepared by NewCo.	14
(c)	Provision of Information and Assistance.	15
Section 3.3	Additional Rules Relating to the Preparation of Tax Returns.	15
(a)	General Rule.	15
(b)	NewCo Separate Returns.	15
(c)	SLM BankCo Separate Returns.	16
(d)	Election to File Consolidated, Combined or Unitary Tax Returns.	16
(e)	Withholding and Reporting.	16
(f)	Standard of Performance.	16
Section 3.4	Reliance on Exchanged Information.	16
Section 3.5	Allocation of Tax Items.	17

Article IV Tax Payments.		17
Section 4.1	Payment of Taxes to Tax Authority.	17
Section 4.2	Indemnification Payments.	17
(a)	Tax Payments Made for Joint Returns.	17
(b)	Tax Payments Made for Other Taxes.	17
(c)	Credit for Prior Tax Payments.	18
(d)	Payments for Tax Benefits.	18
Section 4.3	Initial Determinations and Subsequent Adjustments.	18

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT, dated as of [—], 2014 (this “Agreement”), is by and between New Corporation, a Delaware corporation (“NewCo”) and New BLC Corporation, a Delaware corporation (“SLM BankCo”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement have the meanings set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and among SLM Corporation, a Delaware corporation (“SLM”), SLM BankCo and NewCo (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, the SLM Board has determined that it is in the best interests of SLM and its shareholders to separate into two separate publicly-traded entities;

WHEREAS, in furtherance of the foregoing, the SLM Board has determined that it is appropriate and desirable to undergo the Separation and Distribution;

WHEREAS, SLM, SLM BankCo and NewCo have entered into the Separation Agreement; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of Taxes and Tax Benefits arising prior to, as a result of, and subsequent to the External Spin-Off, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

Article I

Definition of Terms

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“2013 Engagement Letter” means the engagement letter between KPMG LLP and SLM (to be assigned by SLM to SLM BankCo in connection with the External Spin-Off), expected to be executed in the first quarter of 2014, pursuant to which SLM engages KPMG LLP to assist in preparing certain U.S. federal, state and local income, franchise and similar Tax Returns for taxable periods ending during 2013.

“2014 Accountant” has the meaning set forth in Section 3.1(f).

“2014 Engagement Letter” has the meaning set forth in Section 3.1(f).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Bank Loan Sales” means any sales or transfers on or prior to the Spin-Off Date of student loans by Sallie Mae Bank to (or treated as being made to, for U.S. federal income tax purposes) a Person that is a member of the NewCo Group as of the Spin-Off Date (or any predecessor of such entity) with respect to which Sallie Mae Bank paid to SLM prior to the Spin-Off Date an amount to pay the federal and state income taxes that would ultimately result from any net gain realized on such sales or transfers.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Delaware are authorized or obligated by law or executive order to be closed.

“Change of Control” has the meaning set forth in the Separation Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Consolidated Tax” means (i) any Tax, for any Tax Year, which is based on or determined by reference to Tax Items, operations, activities or assets of both the NewCo Operations and the SLM BankCo Operations, without regard to Tax Items carried forward to such year, and (ii) any Spin-Off Taxes.

“Consumer Banking Business” has the meaning set forth in the Ruling Request.

“Controlling Party” means, with respect to a Tax Contest, the party that controls such Tax Contest (or whose Group member controls such Tax Contest) pursuant to Section 7.2(a).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Dispute” has the meaning set forth in the Separation Agreement.

“Due Date” has the meaning set forth in Section 4.4.

“Education Loan Management Business” has the meaning set forth in the Ruling Request.

“Effective Time” means the time at which the External Spin-Off is effected on the Spin-Off Date.

“External Contribution” has the meaning set forth in the Ruling Request.

“External Spin-Off” has the meaning set forth in the Ruling Request.

“Governmental Entity” means any national, supranational, federal, state, provincial, local or similar government; any instrumentality or subdivision thereof; any court, administrative agency, department, board, bureau or commission thereof or other governmental authority or instrumentality; or any quasi-governmental or private body authorized to exercise any tax, governmental or quasi-governmental authority.

“Group” means the SLM BankCo Group or the NewCo Group, as the context requires.

“Information” has the meaning set forth in the Separation Agreement.

“Internal Contribution” has the meaning set forth in the Ruling Request.

“Internal Controlled” has the meaning set forth in the Ruling Request.

“Internal Controlled Business” means the “Bank Private Education Loan Servicing Business” as defined in the Ruling Request.

“Internal Distributing” has the meaning set forth in the Ruling Request.

“Internal Distributing Business” means the “Loan Servicing Business” as defined in the Ruling Request.

“Internal Spin-Off” has the meaning set forth in the Ruling Request.

“IRS” means the Internal Revenue Service.

“Joint Return” means any Tax Return, for any Tax Year, that includes Tax Items, operations, activities or assets of both the SLM BankCo Operations and the NewCo Operations, determined without regard to Tax Items carried forward to such Tax Year.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Entity.

“NewCo” has the meaning set forth in the preamble hereof.

“NewCo Business” means the “Pre-Separation Education Loan Management Business” as defined in the Separation Agreement.

“NewCo Joint Returns” has the meaning set forth in Section 3.1(a).

“NewCo Group” has the meaning set forth in the Separation Agreement.

“NewCo Operations” means (i) with respect to any Tax Year (or portion thereof) that ends on or before the Spin-Off Date, the assets, business, operations and activities of the NewCo Business, and (ii) with respect to any Tax Year (or portion thereof) that begins after the Spin-Off Date, the assets, business, operations and activities of the NewCo Group.

“NewCo Separate Return” has the meaning set forth in Section 3.2(b).

“NewCo Separate Tax” means any Tax (other than any Spin-Off Tax), for any Tax Year, which (i) is based on or determined by reference to Tax Items, operations, activities or assets of the NewCo Operations, and (ii) is not based on or determined by reference to any Tax Items, operations, activities or assets of the SLM BankCo Operations, without regard to Tax Items carried forward to such Tax Year. The amount of NewCo Separate Tax for any Tax Year shall be the actual amount of Tax liability due and owing to the applicable Tax Authority for such Tax Year (determined after taking into account any Tax Benefits that are properly deductible or creditable in determining such actual Tax liability).

“NewCo Tax Benefits” means any Tax Benefits allocated to NewCo pursuant to Section 2.2(a).

“NOL” means net operating loss.

“Non-Controlling Party” means, with respect to a Tax Contest, the party that is not the Controlling Party with respect to such Tax Contest.

“Non-Preparer” means, with respect to a Tax Return, the party that is not responsible for the preparation of such Tax Return under Section 3.1 or Section 3.2.

“Non-Preparer Item” has the meaning set forth in Section 7.2(b).

“Payment Date” means (i) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law.

“Permitted Supplemental Ruling” means, with respect to a specified action, a Supplemental Ruling to the effect that such action will not preclude (i) the Reorganization from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Internal Contribution and the Internal Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code and (iii) the External Contribution and the External Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code (except, in the case of holders of SLM stock, with respect to cash received in lieu of fractional shares).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Preparer” means, with respect to a Tax Return, the party that is responsible for the preparation of such Tax Return pursuant to Section 3.1 or Section 3.2.

“Prime Rate” means the fluctuating commercial loan rate announced by JPMorgan Chase Bank, National Association from time to time at its New York, NY office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination (or, if such rate is no longer available, the prime rate or base rate for U.S. Dollar loans in the United States of America announced by such other national or international bank mutually agreed to by the parties).

“Reorganization” has the meaning set forth in the Ruling Request.

“Requesting Party” has the meaning set forth in Section 5.2.

“Return Signer” has the meaning set forth in Section 3.1(a).

“Ruling” means the private letter ruling in connection with the Separation in response to the Ruling Request anticipated to be received by SLM from the IRS on or before the Spin-Off Date.

“Ruling Request” means (1) the request for ruling, dated August 21, 2013, filed on behalf of SLM with the IRS in connection with the Separation, (2) the supplement to ruling request, dated November 27, 2013, filed on behalf of SLM with the IRS in connection with the Separation and (3) any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

“Sallie Mae Bank” means Sallie Mae Bank, a Utah industrial bank and insured depository institution.

“Section 108(i) Income” means any income that both (i) arose in connection with the reacquisition after December 31, 2008, and before January 1, 2011, of a debt instrument or a swap unwind related to such a reacquisition, and (ii) was deferred by the SLM consolidated group or any member thereof under Section 108(i) of the Code.

“Separation Agreement” has the meaning set forth in the preamble hereof.

“SLM” has the meaning set forth in the preamble hereof.

“SLM BankCo” has the meaning set forth in the preamble hereof.

“SLM Bankco Joint Return” has the meaning set forth in Section 3.1(a).

“SLM BankCo Business” means the “Pre-Separation Consumer Banking Business” as defined in the Separation Agreement.

“SLM BankCo Group” has the meaning set forth in the Separation Agreement.

“SLM BankCo Operations” means (i) with respect to any Tax Year (or portion thereof) that ends on or before the Spin-Off Date, the assets, business, operations and activities of the SLM BankCo Business, and (ii) with respect to any Tax Year (or portion thereof) that begins after the Spin-Off Date, the assets, business, operations and activities of the SLM BankCo Group.

“SLM BankCo Separate Return” has the meaning set forth in Section 3.2(a).

“SLM BankCo Separate Tax” means any Tax (other than any Spin-Off Tax), for any Tax Year, which (i) is based on or determined by reference to Tax Items, operations, activities or assets of the SLM BankCo Operations, and (ii) is not based on or determined by reference to any Tax Items, operations, activities or assets of the NewCo Operations, without regard to Tax Items carried forward to such Tax Year. The amount of SLM BankCo Separate Tax for any Tax Year shall be the actual amount of Tax liability due and owing to the applicable Tax Authority for such Tax Year (determined after taking into account any Tax Benefits that are properly deductible or creditable in determining such actual Tax liability).

“SLM BankCo Tax Benefits” means any Tax Benefits allocated to SLM BankCo pursuant to Section 2.2(a).

“Spin-Off Date” means the date on which the External Spin-Off occurs.

“Spin-Off Tax Payment” means any payment (or portion thereof) required to be made by one party to the other party under this Agreement (including any indirect payment made under this Agreement by means of the first party satisfying a Tax liability imposed by applicable Tax Law on such other party without reimbursement by such other party) to the extent such payment arises as a result of an allocation of Spin-Off Taxes pursuant to Section 2.2(c)(i) or Section 2.2(c)(ii); provided that any additional amounts payable pursuant to Section 4.7 shall not be treated as Spin-Off Tax Payments.

“Spin-Off Taxes” means any Taxes and Tax Items resulting from the Reorganization, Internal Contribution, External Contribution, Internal Spin-Off or External Spin-Off, or the contribution of all of the outstanding capital stock of Private ServiceCo to Sallie Mae Bank (pursuant to Section 2.1(q) of the Separation Agreement), excluding any gain, income or other Tax Item from any Bank Loan Sale (and any Tax resulting therefrom).

“Separate Return” means any Tax Return that is not a Joint Return.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Supplemental IRS Submissions” means any request for a Supplemental Ruling and each supplemental submission and other correspondence and supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by SLM, SLM BankCo or NewCo from the IRS which supplements or otherwise modifies the Ruling.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that such action will not preclude (i) the Reorganization from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Internal Contribution and the Internal Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code and (iii) the External Contribution and the External Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code (except, in the case of holders of SLM stock, with respect to cash received in lieu of fractional shares). No opinion relied upon by NewCo or SLM BankCo to satisfy the requirements of Section 8.2 or Section 8.3, respectively, shall be considered a “Supplemental Tax Opinion” unless such opinion is, in addition to the requirements above, reasonably satisfactory to SLM BankCo (in the case of an opinion provided under Section 8.2) or NewCo (in the case of an opinion provided under Section 8.3), which opinion may rely upon a Supplemental Ruling and may rely upon, and may assume the accuracy of, any representations given in any Supplemental IRS Submission and any customary representations contained in an officer’s certificate delivered by an officer of SLM BankCo or NewCo to Tax Counsel.

“Tax” or “Taxes” means all forms of taxation imposed by a Governmental Entity, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, national, federal, or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium, and property taxes, together with any related interest, penalties, additions to tax or additional amounts imposed (in any case) by any Governmental Entity.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision, agency, commission or authority thereof that imposes such Tax or that is charged with the assessment, determination or collection of such Tax.

“Tax Benefit” means a Tax Item that generally decreases taxable income or Taxes payable of a taxpayer, including a credit, deductible loss or other deduction, but not including deductions (other than carryforwards or carrybacks) attributable to or arising from the SLM Operations or the NewCo Operations, as applicable, to the extent that the aggregate of such deductions in a Tax Year does not exceed the income attributable to or arising from the SLM Operations or the NewCo Operations, respectively, in such Tax Year. By way of example, a Tax Benefit would include NOLs and Tax credits generated by the NewCo Operations or the SLM BankCo Operations, as the case may be, during a particular Tax Year, as well as NOL and Tax credit carryforwards (or carrybacks) of the NewCo Operations or the SLM BankCo Operations, as the case may be, to a particular Tax Year which were generated in prior (or subsequent) Tax Years.

“Tax Contest” means an audit, review or examination by a Governmental Entity or Tax Authority, or any other administrative or judicial proceeding, with the purpose or effect of examining, determining or redetermining Taxes (including any administrative or judicial review of any claim for Tax refund).

“Tax Counsel” means (i) with respect to the Tax Opinion, Baker Botts L.L.P., and (ii) with respect to a Supplemental Tax Opinion obtained by SLM BankCo or NewCo, a nationally recognized law firm or accounting firm designated by the party that obtains such opinion.

“Tax Item” means any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing taxable income or Taxes payable.

“Tax Law” means the Law, including any controlling judicial or administrative interpretations of such Law, relating to any Tax.

“Tax Materials” means (i) the Ruling, (ii) the Ruling Request and any other submission to the IRS in connection with the Ruling, (iii) the representation letter delivered to Tax Counsel in connection with the delivery of the Tax Opinion, (iv) any other materials delivered or deliverable by SLM, SLM BankCo, NewCo or others in connection with the rendering by Tax Counsel of the Tax Opinion or the issuance by the IRS of the Ruling, and (v) with respect to a party that requests or receives a Supplemental Ruling, or delivers a representation letter or other materials in connection with a Supplemental Ruling or Supplemental Tax Opinion, such Supplemental Ruling, representation letter or other materials, as the case may be.

“Tax Opinion” means the opinion to be delivered by Tax Counsel on or prior to the Spin-Off Date to the effect that (i) the Internal Contribution and the Internal Spin-Off will qualify as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code and (ii) the External Contribution and the External Spin-Off will qualify as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code (except, in the case of the holders of SLM stock, with respect to cash received in lieu of fractional shares).

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any return, information return, report, declaration, election, questionnaire, notice, form, claim for refund or other document filed or required to be filed with any Governmental Entity or Tax Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), and any supplement, amendment, appendix, exhibit, schedule or attachment thereto.

“Tax Year” means with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

Article II

Allocation of Tax Liabilities and Tax Benefits

Section 2.1 Liability for and the Payment of Taxes. Except as otherwise provided in this Agreement, and in accordance with Article IV:

(a) NewCo Liabilities and Payments. For any Tax Year (or portion thereof), NewCo shall, subject to the rules for Tax Benefits in Section 2.1(c):

(i) be liable for and pay (x) all NewCo Separate Taxes and (y) that portion of Consolidated Taxes allocated to NewCo pursuant to Section 2.2, either to the applicable Tax Authority or to SLM BankCo as required by Article IV, and

(ii) pay SLM BankCo for any SLM BankCo Tax Benefits that NewCo is deemed to use pursuant to Section 2.1(c).

(b) SLM BankCo Liabilities and Payments. For any Tax Year (or portion thereof), SLM BankCo shall, subject to the rules for Tax Benefits in Section 2.1(c):

(i) be liable for and pay (x) all SLM BankCo Separate Taxes and (y) that portion of Consolidated Taxes allocated to SLM BankCo pursuant to Section 2.2, either to the applicable Tax Authority or to NewCo as required by Article IV, and

(ii) pay NewCo for any NewCo Tax Benefits that SLM BankCo is deemed to use pursuant to Section 2.1(c).

(c) Rules for Tax Benefits. For purpose of this Agreement (including, without limitation, Section 4.2(d)):

(i) NewCo shall be deemed to use an SLM BankCo Tax Benefit in a particular Tax Year if and only if such SLM BankCo Tax Benefit is utilized to reduce the amount of any actual NewCo Separate Tax for such Tax Year, or:

(A) in the case of an SLM BankCo Tax Benefit other than a Tax credit or Tax credit carryforward or carryback, such SLM BankCo Tax Benefit is actually utilized in the calculation of Consolidated Tax for such Tax Year to offset taxable income or other applicable Tax Items that are attributable to or arise from the NewCo Operations, or

(B) in the case of an SLM BankCo Tax Benefit that is a Tax credit or Tax credit carryforward or carryback, such SLM BankCo Tax Benefit is taken into account under Section 2.2(b)(v)(C) to reduce the amount of Consolidated Tax allocable to NewCo.

(ii) SLM BankCo shall be deemed to use a NewCo Tax Benefit in a particular Tax Year if and only if such NewCo Tax Benefit is utilized to reduce the amount of any actual SLM BankCo Separate Tax for such Tax Year, or:

(A) in the case of a NewCo Tax Benefit other than a Tax credit or Tax credit carryforward or carryback, such NewCo Tax Benefit is actually utilized in the calculation of Consolidated Tax for such Tax Year to offset taxable income or other applicable Tax Items that are attributable to or arise from the SLM BankCo Operations, or

(B) in the case of a NewCo Tax Benefit that is a Tax credit or Tax credit carryforward or carryback, such NewCo Tax Benefit is taken into account under Section 2.2(b)(v)(D) to reduce the amount of Consolidated Tax allocable to SLM BankCo.

(iii) For any Tax Year that begins after the Spin-Off Date in which a party (or any member of a party’s Group) has available for use both Tax Benefits allocated to it and Tax Benefits allocated to the other party, Tax Benefits will be treated as used in the order specified under applicable Tax Law, and, to the extent applicable Tax Law does not specify the order of use, the Tax Benefits allocated to each party shall be deemed to be used pro rata (based on the amount of each Tax Benefit available for use).

(iv) A Tax Benefit that generates a refund will be considered used at the time such Tax Refund is received. In all other cases, a Tax Benefit will be considered used at the earlier of (i) the time at which the Tax Return that utilizes such Tax Benefit is filed, and (ii) the time at which the applicable Tax would have been due in the absence of such Tax Benefit.

(v) The value of any Tax Benefit used by a party or its Affiliates shall be the amount by which the liability of such party for such Tax Year under Section 2.1(a)(i) or Section 2.1(b)(i), as applicable, is reduced by such Tax Benefit, which shall be equal to the excess (if any) of (x) such party’s liability for such Tax Year pursuant to Section 2.1(a)(i) or Section 2.1(b)(i), as applicable, calculated without regard to such Tax Benefit, minus (y) such party’s liability for such Tax Year pursuant to Section 2.1(a)(i) or Section 2.1(b)(i), as applicable, taking into account such Tax Benefit.

Section 2.2 Allocation Rules. For purposes of Section 2.1:

(a) Rule for Tax Benefits. Tax Benefits for any Tax Year (or portion thereof) shall be allocated between NewCo and SLM BankCo in proportion to the losses, credits, costs, expenditures, revenues, receipts, or other applicable items attributable to or arising from the NewCo Operations and SLM BankCo Operations, respectively, that contribute to such Tax Benefits.

(b) General Rule for Consolidated Taxes. Consolidated Taxes for any Tax Year (or portion thereof) shall be allocated between NewCo and SLM BankCo as follows:

(i) First, the actual amount of each Consolidated Tax for such Tax Year (or portion thereof) shall be determined without regard to Tax credits and Tax credit carryforwards and carrybacks.

(ii) Second, subject to Section 2.2(c), the Tax amount determined under subsection (i) for a particular Consolidated Tax shall be allocated between NewCo and SLM BankCo in proportion to the net taxable income or other applicable Tax Items (other than Tax credits and Tax credit carryforwards and carrybacks), activities, operations or assets actually utilized in the calculation of such Consolidated Tax for such Tax Year (or portion thereof) under subsection (i) (taking into account any NOLs or similar Tax Benefits actually carried back or carried forward to such Tax Year (or portion thereof)) that are attributable to or arising from the NewCo Operations and SLM BankCo Operations, respectively; provided that the Tax amount allocated to any party with respect to a particular Consolidated Tax pursuant to this subsection (ii) shall not exceed the amount of such Consolidated Tax as determined pursuant to subsection (i) and shall not be less than zero.

(iii) Third, the amount of each type of Tax credit utilized in the actual Tax Return for such Consolidated Tax (or utilized in the determination of the actual Consolidated Tax, if there is no such Tax Return) as a credit against Consolidated Tax for such Tax Year (or portion thereof) shall be determined (taking into account applicable Tax credit carryforwards and carrybacks).

(iv) Fourth, the amount of each Tax credit determined under subsection (iii) shall be allocated between NewCo and SLM BankCo in the manner specified in Section 2.2(a).

(v) Finally, the Tax amount allocated to NewCo and SLM BankCo under subsection (ii) shall be reduced as follows:

(A) The Tax amount allocated to NewCo under subsection (ii) shall be reduced (but not below zero) by the Tax credits allocated to NewCo under subsection (iv);

(B) The Tax amount allocated to SLM BankCo under subsection (ii) shall be reduced (but not below zero) by the Tax credits allocated to SLM BankCo under subsection (iv);

(C) If the amount of Tax credit allocated to SLM BankCo under subsection (iv) exceeds the amount of Tax credit actually applied under paragraph (B) to reduce the Tax amount allocated to SLM BankCo, such excess shall be applied to further reduce the Tax amount allocable to NewCo (but not below zero); and

(D) If the amount of Tax credit allocated to NewCo under subsection (iv) exceeds the amount of Tax credit actually applied under paragraph (A) to reduce the Tax amount allocated to NewCo, such excess shall be applied to further reduce the Tax amount allocable to SLM BankCo (but not below zero).

(c) Spin-Off Taxes. Spin-Off Taxes will be allocated as follows:

(i) Spin-Off Taxes Allocable to SLM BankCo. Spin-Off Taxes shall be allocated to SLM BankCo to the extent that the recognition of such Spin-Off Taxes is directly attributable to SLM BankCo’s breach of any covenant or negative covenant in Article VIII.

(ii) Spin-Off Taxes Allocable to NewCo. Spin-Off Taxes shall be allocated to NewCo to the extent that the recognition of such Spin-Off Taxes is directly attributable to NewCo’s breach of any covenant or negative covenant in Article VIII.

(iii) Joint Responsibility for Spin-Off Taxes. Any Spin-Off Taxes not allocated under Section 2.2(c)(i) or Section 2.2(c)(ii) shall be allocated fifty percent (50%) to SLM BankCo and fifty percent (50%) to NewCo.

(d) Bank Loan Sales. For all purposes of this Agreement (including, without limitation, Section 2.2(b)(ii)), any gain, income or other Tax Items from a Bank Loan Sale shall be deemed to be attributable to the SLM BankCo Operations (and shall not be attributable to the NewCo Operations).

(e) Section 108(i) Income. Reserved

Article III

Preparation and Filing of Tax Returns.

Section 3.1 Joint Returns.

(a) Preparation and Filing. NewCo shall be responsible for preparing (or causing to be prepared) any Joint Return for a taxable year (or other applicable taxable period) ending on or before December 31, 2013 (“NewCo Joint Returns”). SLM BankCo shall be responsible for (i) preparing (or causing to be prepared) any Joint Return for a taxable year (or other applicable taxable period) ending after December 31, 2013 (an “SLM Bankco Joint Return”), and (ii) calculating the amount of U.S. federal estimated income taxes that are Consolidated Taxes for any quarter after the first quarter of 2014. The party responsible for signing any such Joint Return (or whose Group member is responsible for signing such Joint Return) under applicable law (the “Return Signer”) shall sign (or cause to be signed) such Joint Return and file (or cause to be filed) such Joint Return with the applicable Tax Authority. For the avoidance of doubt, SLM BankCo shall be responsible for signing and filing the U.S. federal income tax return for the SLM consolidated group for the taxable year ending December 31, 2013 and the U.S. federal income tax return for the SLM/SLM BankCo consolidated group for the taxable year ending December 31, 2014.

(b) Draft Joint Returns. The Preparer of a Joint Return shall provide the Non-Preparer of such Joint Return with a substantially final draft of such Joint Return (other than a Joint Return filed prior to the Spin-Off Date) at least 10 Business Days prior to the due date for such Joint Return (or, if there is no due date for such Joint Return, as soon as reasonably practical). Such Non-Preparer shall promptly notify such Preparer of any objections that it may have to any items or elections set forth in any such draft Joint Return. Notwithstanding anything to the contrary in Section 3.3(a), (i) NewCo and SLM BankCo shall work together to resolve in good faith any such objection and to mutually consent to the filing of such Joint Return, and (ii) after the filing of any original Joint Return, NewCo and SLM BankCo shall work together, at the request of the other party, to determine whether to file any amended Joint Return. If the Preparer fails to provide such draft Joint Return within the time period provided in this Section 3.1(b)

or fails to properly file such Joint Return within two Business Days following the resolution of all such objections, then notwithstanding any other provision of this Agreement, such Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest, or other payment obligation imposed by reason of any resulting delay in filing such return.

(c) Provision of Information. At the request of the Preparer of a Joint Return, the Non-Preparer of such Joint Return shall provide the Preparer with any information in its possession (or in the possession of any member of the Non-Preparer’s Group) reasonably necessary for the Preparer to properly and timely prepare such Joint Return (including, without limitation, to the extent required, (i) the amount of taxable income of such Non-Preparer’s Group for the period ending on the Spin-Off Date based on the closing of the books method, and (ii) the amount of taxable income recognized by such Non-Preparer’s Group as a result of the External Spin-Off). Such Non-Preparer shall provide such information at least thirty days prior to the extended due date of such Joint Return or, if later, within 15 Business Days of its receipt of such request. If such Non-Preparer (or any member of its Group) is in possession of information and fails to provide such information within the time period provided in this Section 3.1(c) or in the form reasonably requested by the Preparer to permit the timely filing of such Joint Return, then notwithstanding any other provision of this Agreement, such Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest, or other payment obligation imposed by reason of any resulting delay in filing such return.

(d) Information with Respect to Estimated Payments and Extension Payments. At the request of the Preparer of a Joint Return, the Non-Preparer of such Joint Return shall provide the Preparer with all information in its possession (or in the possession of any member of its Group) that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect such Joint Return. Such Non-Preparer shall provide such information at least thirty days prior to such Payment Date or, if later, within 15 Business Days of its receipt of such request. In the event that such Non-Preparer fails to provide information within the time period provided in this Section 3.1(d) or in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed by reason of any resulting delay in paying such Taxes.

(e) Provision of Assistance with Respect to Joint Returns. At the request of the Preparer of a Joint Return, the Non-Preparer of such Joint Return shall take (at its own cost and expense), and shall cause the members of its Group to take (at their own cost and expense), any reasonable action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary in order for such Preparer or any other member of the Preparer’s Group to prepare, file, amend or take any other action with respect to such Joint Return. In the event that such Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed by reason of a failure to timely take any such requested action.

(f) Engagement Letter for Certain 2014 Tax Returns. SLM Bankco shall enter into an engagement letter (the “2014 Engagement Letter”) with a third-party accounting firm (the “2014 Accountant”) pursuant to which such accounting firm shall agree to (i) assist in preparing certain U.S. federal, state and local income, franchise and similar Tax Returns for taxable periods ending during 2014 and (ii) calculating U.S. federal estimated income taxes for the second, third and fourth quarters of 2014 and the 2014 extension payments. SLM Bankco shall provide a draft of the 2014 Engagement Letter to NewCo before the execution thereof and NewCo shall notify SLM Bankco of any objections that it may have thereto within 10 Business Days after the receipt thereof. Failure of NewCo to so object shall be deemed to constitute NewCo’s written consent to execute such 2014 Engagement Letter. SLM Bankco and NewCo shall work together in good faith to resolve any such objections, and the 2014 Engagement Letter shall not be executed without the prior written consent of NewCo, such consent not to be unreasonably withheld or delayed.

(g) Allocation of Third-Party Preparer Expenses. Any fees, costs or expenses payable to KPMG LLP (or its affiliates) under the 2013 Engagement Letter that have not been paid prior to the Spin-Off Date shall be allocated between NewCo and SLM BankCo in proportion to the number of entities for which KPMG LLP (or its affiliates) prepares a pro forma separate company return pursuant to the 2013 Engagement Letter that are in the NewCo Group and the SLM BankCo Group, respectively. Any fees, costs or expenses payable to the 2014 Accountant (or its affiliates) under the 2014 Engagement Letter shall be allocated between NewCo and SLM BankCo in proportion to the number of entities for which the 2014 Accountant (or its affiliates) prepares a pro forma separate company return pursuant to the 2014 Engagement Letter that are in the NewCo Group and the SLM BankCo Group, respectively. SLM BankCo shall be responsible for remitting such fees, costs and expenses to KPMG LLP or the 2014 Accountant, as the case may be. NewCo shall remit to SLM BankCo the portion of any such fees, costs or expenses that are allocated to NewCo pursuant to this Section 3.1(g) by the date that is the later of (i) five Business Days after the date that SLM BankCo remits such fees, costs or expenses to KPMG LLP or the 2014 Accountant, as applicable, and (ii) seven Business Days after SLM BankCo gives NewCo notice requesting such amount.

Section 3.2 Separate Returns.

(a) Separate Returns to be Prepared by SLM BankCo. SLM BankCo shall be responsible for preparing and filing (or causing to be prepared and filed) any Separate Return that includes Tax Items, operations, activities or assets of the SLM BankCo Operations, determined without regard to Tax Items carried forward to such Tax Year (an “SLM BankCo Separate Return”).

(b) Separate Returns to be Prepared by NewCo. NewCo shall be responsible for preparing and filing (or causing to be prepared and filed) any Separate Return that includes Tax Items, operations, activities or assets of the NewCo Operations, determined without regard to Tax Items carried forward to such Tax Year (a “NewCo Separate Return”).

(c) Provision of Information and Assistance.

(i) Provision of Information. SLM BankCo shall provide to NewCo, and NewCo shall provide to SLM BankCo, any information in its possession (or in the possession of a member of its Group) requested by the other party that such party requesting such information reasonably needs to properly and timely file any Separate Returns pursuant to Section 3.2(a) or (b). Such information shall be provided within the time prescribed by Section 3.1(c) for the provision of information for Joint Returns. In the event that SLM BankCo or NewCo fails to provide information within such time period or in the form reasonably requested by the other party to permit the timely filing of a Separate Return, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed against any member of the SLM BankCo Group or the NewCo Group by reason of any resulting delay in filing such return.

(ii) Assistance. At the request of NewCo, SLM BankCo shall take (at its own cost and expense), and shall cause the members of the SLM BankCo Group to take (at their own cost and expense), any reasonable action (e.g., executing a power of attorney) that is reasonably necessary in order for NewCo or any other member of the NewCo Group to prepare, file, amend or take any other action with respect to a NewCo Separate Return. At the request of SLM BankCo, NewCo shall take (at its own cost and expense), and shall cause the members of the NewCo Group to take (at their own cost and expense), any reasonable action (e.g., executing a power of attorney) that is reasonably necessary in order for SLM BankCo or any other member of the SLM BankCo Group to prepare, file, amend or take any other action with respect to an SLM BankCo Separate Return. In the event that SLM BankCo or NewCo, as the case may be, fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed against any member of either Group by reason of a failure to timely take any such requested action.

Section 3.3 Additional Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement (including, without limitation, under Section 3.3(b) and Section 3.3(c)), the party responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b) NewCo Separate Returns. With respect to any NewCo Separate Return:

(i) NewCo may not take (and shall cause the members of the NewCo Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the SLM BankCo Group, without the prior written consent of SLM BankCo, except to the extent taking such position is consistent with the past practice of the SLM group or is required by applicable law; and

(ii) NewCo and other members of the NewCo Group must allocate Tax Items between such NewCo Separate Return and any related Joint Return in a manner that is consistent with the reporting of such Tax Items on the related Joint Return.

(c) SLM BankCo Separate Returns. With respect to any SLM BankCo Separate Return, SLM BankCo may not take (and shall cause the members of the SLM BankCo Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the NewCo Group, without the prior written consent of NewCo, except to the extent taking such position is consistent with the past practice of the SLM group or is required by applicable law.

(d) Election to File Consolidated, Combined or Unitary Tax Returns. NewCo and SLM BankCo shall cooperate to determine whether to file (or cause to be filed) any Tax Return on a consolidated, combined or unitary basis if such Tax Return would include at least one member of each Group and the filing of such Tax Return on such basis is elective under the relevant Tax Law.

(e) Withholding and Reporting. With respect to stock of SLM BankCo delivered to any Person, SLM BankCo and NewCo shall cooperate (and shall cause members of their respective Groups to cooperate) so as to permit SLM BankCo to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of NewCo or one or more of its Affiliates as the withholding and reporting agent if SLM BankCo or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law. With respect to stock of NewCo delivered to any Person, SLM BankCo and NewCo shall cooperate (and shall cause members of their respective Groups to cooperate) so as to permit NewCo to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of SLM BankCo or one or more of its Affiliates as the withholding and reporting agent if NewCo or one or more of its Affiliates is not otherwise required or permitted to withhold and report under applicable Tax Law.

(f) Standard of Performance. NewCo and SLM BankCo shall prepare NewCo Joint Returns and SLM BankCo Joint Returns, respectively, with the same general degree of care as it uses in preparing Separate Returns. Notwithstanding the preceding sentence, neither NewCo nor SLM BankCo shall be liable for any additional Taxes for which the other is otherwise liable under Article II that result from a redetermination in a Tax Contest, regardless of whether such Taxes arise as a result of NewCo’s or SLM BankCo’s failure to exercise such degree of care.

Section 3.4 Reliance on Exchanged Information. If a member of the NewCo Group supplies information to a member of the SLM BankCo Group, or a member of the SLM BankCo Group supplies information to a member of the NewCo Group, in connection with the preparation of a Tax Return and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify (upon the request of such other member), to such officer’s knowledge and belief, the accuracy and completeness of the information so supplied.

Section 3.5 Allocation of Tax Items. NewCo and SLM BankCo shall cooperate to determine the allocation of any applicable Tax Items and Tax attributes (e.g., NOLs, Tax credits and earnings and profits) as of the Effective Time, in accordance with applicable Tax Laws, among SLM BankCo, each other SLM BankCo Group member, NewCo, and each other NewCo Group member. SLM BankCo and NewCo hereby agree that each such Tax Item shall be allocated in a manner consistent with Section 2.2 to the extent permitted under applicable Law.

Article IV

Tax Payments

Section 4.1 Payment of Taxes to Tax Authority. SLM BankCo shall be responsible for remitting to the proper Tax Authority the Tax shown on any Joint Return for which a member of the SLM BankCo Group is the Return Signer or any SLM BankCo Separate Return (including Taxes for which NewCo is wholly or partially liable pursuant to Article II), and NewCo shall be responsible for remitting to the proper Tax Authority the Tax shown on any Joint Return for which a member of the NewCo Group is the Return Signer or any NewCo Separate Return (including Taxes for which SLM BankCo is wholly or partially liable pursuant to Article II). SLM BankCo shall be responsible for remitting to the U.S. government U.S. federal estimated income Taxes for the SLM consolidated group and the SLM BankCo consolidated group, as applicable, for each quarter in 2014 (to the extent such amounts have not been remitted prior to the Spin-Off Date).

Section 4.2 Indemnification Payments.

(a) Tax Payments Made for Joint Returns. If NewCo is required pursuant to Section 4.1 to remit a payment to a Tax Authority for Taxes reflected on a Joint Return for which SLM BankCo is wholly or partially liable under this Agreement, SLM BankCo shall remit to NewCo the portion of such payment for which SLM BankCo is liable by the date that is the later of (i) three Business Days prior to the date that NewCo files (or causes to be filed) such Tax Return, and (ii) seven Business Days after NewCo gives SLM BankCo notice requesting such amount. If SLM BankCo is required pursuant to Section 4.1 to remit a payment to a Tax Authority for Taxes reflected on a Joint Return or estimated Taxes for which NewCo is wholly or partially liable under this Agreement, NewCo shall remit to SLM BankCo the portion of such payment for which NewCo is liable by the date that is the later of (i) three Business Days prior to the date that SLM BankCo files (or causes to be filed) such Tax Return or pays such Taxes, as applicable, and (ii) seven Business Days after SLM BankCo gives NewCo notice requesting such amount.

(b) Tax Payments Made for Other Taxes. If any member of the NewCo Group remits a payment to a Tax Authority for Taxes (other than Taxes described in Section 4.2(a)) for which SLM BankCo is wholly or partially liable under this Agreement, SLM BankCo shall remit to NewCo the portion of such payment for which SLM BankCo is liable within thirty days after NewCo gives notice to SLM BankCo requesting such amount. If any member of the SLM BankCo Group remits a payment to a Tax Authority for Taxes (other than Taxes described in Section 4.2(a)) for which NewCo is wholly or partially liable under this Agreement, NewCo shall remit to SLM BankCo the portion of such payment for which NewCo is liable within thirty days after SLM BankCo gives notice to NewCo requesting such amount.

(c) Credit for Prior Tax Payments. Reserved

(d) Payments for Tax Benefits.

(i) If NewCo is entitled to payment for a NewCo Tax Benefit pursuant to Section 2.1(b)(ii), SLM BankCo shall pay to NewCo, within fifteen Business Days following the use of such Tax Benefit, the value of such Tax Benefit (as determined in accordance with Section 2.1(c)(v)).

(ii) If SLM BankCo is entitled to payment for an SLM BankCo Tax Benefit pursuant to Section 2.1(a)(ii), NewCo shall pay to SLM BankCo, within fifteen Business Days following the use of such Tax Benefit, the value of such Tax Benefit (as determined in accordance with Section 2.1(c)(v)).

Section 4.3 Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed or, if the Tax to which the payment relates is not reported on a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority or an amended Tax Return or for any other reason (w) additional Taxes are subsequently paid, (x) a refund of such Taxes is received, (y) the party using a Tax Benefit changes, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, fifteen days after the party that made such payment of additional Taxes gives notice to the other party requesting reimbursement, (ii) as a result of the receipt of a refund will be due thirty days after the refund was received, (iii) as a result of a change in use of a Tax Benefit (to which clauses (i) and (ii) do not apply) will be due thirty days after the date on which the final action resulting in such change is taken by a Tax Authority or either party or any of their Subsidiaries, or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item (to which clauses (i) and (ii) do not apply) will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

Section 4.4 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within fifteen days after written demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate equal to the Prime Rate on the Due Date (or, if the Due Date is not a Business Day, as of 11:00 a.m. New York, NY time on the first Business Day following the Due Date) plus 2%, subject to any maximum amount permitted by applicable Law. Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 4.5 Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to SLM BankCo or NewCo may be made by or to another member of the SLM BankCo Group or the NewCo Group, as appropriate, but nothing in this Section 4.5 shall relieve SLM BankCo or NewCo of its obligations under this Agreement.

Section 4.6 Procedural Matters. Any notice requesting payment delivered to the indemnifying party in accordance with Section 9.7 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one party to the other party pursuant to this Article IV shall be made by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this Article IV, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to Section 4.4, any costs or expenses incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

Section 4.7 Tax Consequences of Payments; Tax Gross-Up. To the extent permitted by applicable Law, the parties will treat any payment made pursuant to this Agreement as a capital contribution made by SLM BankCo to NewCo or as a distribution made by NewCo to SLM BankCo, as the case may be, on the date recited above on which the parties entered into the Agreement. If any Spin-Off Tax Payment (or portion thereof) directly or indirectly causes an increase in Taxes for which the payee would otherwise be liable under Article II, the payer of such Spin-Off Tax Payment shall be required to pay the payee (either by means of direct payment or by means of offset against amounts otherwise due under this Agreement from such payee to such payer) an additional amount, such that the amount of any Taxes for which the payee is liable under Article II that result from either such Spin-Off Tax Payment or from the payment of such additional amount is equal to such additional amount. Except to the extent described in the preceding sentence of this Section 4.7, under no circumstances shall any payment (or portion thereof) made pursuant to this Agreement be grossed up to take into account any additional Taxes that may be owed by the payee (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that the treatment of a payment pursuant to this Agreement should be other than as determined pursuant to this Section 4.7, SLM BankCo or NewCo, as appropriate, shall use its reasonable best efforts to contest such assertion.

Article V

Assistance and Cooperation

Section 5.1 Cooperation. In addition to the obligations enumerated in Section 3.1(c), Section 3.1(e), Section 3.2(c) and Section 7.3, SLM BankCo and NewCo will cooperate (and will cause their respective Groups to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters upon the reasonable request of the other party. Such cooperation will include NewCo or SLM BankCo, as the case may be, (x) providing documents and information in its possession (or in the possession of another member of its Group) as reasonably requested, and (y) making available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of either Group) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

Section 5.2 Supplemental Rulings and Supplemental Tax Opinions. Each of the parties agrees that, at the reasonable request of the other party (the “Requesting Party”), such party shall (and shall cause each member of its Group to) (i) cooperate and use reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS or (ii) cooperate and use reasonable efforts to assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from Tax Counsel. Within thirty days after receiving an invoice from the other party therefor, the Requesting Party shall reimburse such other party for all reasonable costs and expenses incurred by such other party and the members of such other party’s Group in connection with obtaining or requesting a Supplemental Ruling or in connection with assisting the Requesting Party in obtaining a Supplemental Tax Opinion. Notwithstanding the foregoing, a party shall not be required to file any Supplemental IRS Submission at the request of the Requesting Party unless the Requesting Party represents to such other party that (x) the Requesting Party has reviewed the Supplemental IRS Submission and (y) all information and representations, if any, relating to any member of the Requesting Party’s Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.

Article VI

Tax Records

Section 6.1 Retention of Tax Records. Each of SLM BankCo and NewCo shall preserve, and shall cause the members of their respective Groups to preserve, all Tax Records that are in their possession and that could reasonably be expected to affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Spin-Off Date.

Section 6.2 Access to Tax Records. NewCo shall make available, and cause the members of the NewCo Group to make available, to SLM BankCo for inspection and copying (x) all Tax Records in their possession at the time of any written request therefor that relate to Tax Years (or portions thereof) that end on or before the Spin-Off Date, and (y) the portion of any Tax Record in their possession at the time of any written request therefor that relates to Tax Years (or portions thereof) that end after the Spin-Off Date and that is reasonably necessary to have for the preparation of a Joint Return or an SLM BankCo Separate Return or in connection with a Tax Contest relating to such return. SLM BankCo shall make available, and cause the members of the SLM BankCo Group to make available, to NewCo for inspection and copying (x) all Tax Records in their possession at the time of any written request therefor that relate to Tax Years (or portions thereof) that end on or before the Spin-Off Date, and (y) the portion of any Tax Record in their possession at the time of any written request therefor that relates to Tax Years (or portions thereof) that end after the Spin-Off Date and that is reasonably necessary to have for the preparation of a Joint Return or a NewCo Separate Return or in connection with a Tax Contest relating to such return.

Section 6.3 Confidentiality. The provisions of Sections 6.9 and 6.10 of the Separation Agreement shall apply with respect to any Information provided pursuant to this Agreement; provided that either party may disclose, or may permit disclosure of, Information to the extent necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes.

Article VII

Tax Contests

Section 7.1 Notices. Each party shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by the other party hereunder, (ii) the qualification of the Reorganization as a tax-free transaction described under Section 368(a)(1)(F) of the Code, (iii) the qualification of the Internal Contribution and the Internal Spin-Off as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code or (iii) the qualification of the External Contribution and the External Spin-Off as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such party fails to give the indemnifying party prompt notice of such asserted Tax liability and (iii) the indemnifying party has the right, pursuant to Section 7.2(a), to control the Tax Contest relating to such Tax liability, then (x) if the indemnifying party is precluded from contesting the asserted Tax liability as a result of such failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability and (y) if the indemnifying party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 7.2 Control of Tax Contests.

(a) General Rule. Except as provided in Section 7.2(b), (i) SLM BankCo shall have full responsibility, control and discretion in handling, settling or contesting any Tax Contest involving a Tax reported on a Joint Return (or which a Tax Authority asserts should have been reported on a Joint Return), and (ii) each party (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, settling or contesting any Tax Contest involving a Tax reported on a Separate Return of such party (or which a Tax Authority asserts should have been reported on a Separate Return).

(b) Non-Controlling Party’s Participation Rights. With respect to a Tax Contest which involves a Tax liability for which the Non-Controlling Party may be liable, or a Tax Benefit to which the Non-Controlling Party may be entitled, in whole or in part under this Agreement (in any case, a “Non-Preparer Item,” which, to the extent NewCo is the Non-Controlling Party, shall be deemed to include any Spin-Off Taxes and any issues related to the tax-free treatment of the Reorganization, Internal Contribution, External Contribution, Internal Spin-Off or External Spin-Off), (i) the Non-Controlling Party shall be entitled to participate, at its own cost and expense, in such Tax Contest to the extent it relates to a Non-Preparer Item, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult seriously and in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue in such Tax Contest relating to a Non-Preparer Item, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, to the extent (in any case) related to a Non-Preparer Item, (iv) the Non-Controlling Party may request that the Controlling Party take a position related to a Non-Preparer Item in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code) and (B) the adoption of such position could not reasonably be expected to increase the Taxes or reduce the Tax Benefits allocated to the Controlling Party pursuant to Article II of this Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Tax Authority to the extent related to a Non-Preparer Item prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (vi) there will be no settlement, resolution (within the control of the Controlling Party or any member of the Controlling Party’s Group), or closing or other agreement with respect to any issue related to a Non-Preparer Item without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.

Section 7.3 Cooperation. The Non-Controlling Party shall promptly provide the Controlling Party with all documents and information in its possession (or in the possession of its Group) which the Controlling Party reasonably needs to handle, settle or contest the Tax Contest (including copies of all correspondence, notices, and other written materials with respect to such Tax Contest sent by a Tax Authority to the Non-Controlling Party (or a member of its Group) but not to any member of the Controlling Party’s Group). Subject to Section 7.2(b), at the reasonable request of the Controlling Party, the Non-Controlling Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the Controlling Party to handle, settle or contest the Tax Contest. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs and expenses incurred in complying with the first two sentences of this Section 7.3. The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest if such Non-Controlling Party fails to reasonably cooperate in accordance with the first two sentences of Section 7.3.

Article VIII

Restriction on Certain Actions of SLM BankCo and NewCo

Section 8.1 General Restrictions. NewCo and SLM BankCo shall not (and shall cause the members of their respective Groups to not) take any action or fail to take any action if such action or failure to take action, as the case may be, would (i) be inconsistent with the Reorganization qualifying, or preclude the Reorganization from qualifying, as a tax-free transaction described under Section 368(a)(1)(F) of the Code, (ii) be inconsistent with the Internal Contribution and Internal Spin-Off qualifying, or preclude the Internal Contribution and Internal Spin-Off from qualifying, as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code, (iii) be inconsistent with the External Contribution and External Spin-Off qualifying, or preclude the External Contribution and External Spin-Off from qualifying, as tax-free transactions (except with respect to cash received in lieu of fractional shares) described under Sections 368(a)(1)(D) and 355 of the Code, or (iv) be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation, covenant or material statement made in the Tax Materials.

Section 8.2 Certain NewCo Actions Following the Effective Time. Without limiting the other provisions of this Article VIII, during the two-year period following the Effective Time, NewCo shall not take (and shall cause the members of the NewCo Group to not take), and shall not negotiate or enter into (and shall cause the members of the NewCo Group to not negotiate or enter into) a binding agreement to take, any of the following actions: (i) liquidate, sell all or substantially all of its assets or sell or transfer fifty percent (50%) or more of (1) the assets that constitute the Education Loan Management Business as of the Effective Time to any Person other than NewCo or an entity which is and will be wholly-owned, directly or indirectly, by NewCo or (2) the assets that constitute the Internal Distributing Business as of the Effective Time to any Person other than Internal Distributing or an entity which is and will be wholly-owned, directly or indirectly, by Internal Distributing, (ii) issue stock of NewCo or any NewCo Affiliate (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies, equal to or exceeding twenty-five percent (25%) (by vote or value) of the stock of NewCo or of such NewCo Affiliate that was issued and outstanding immediately following the Effective Time, (iii) facilitate or otherwise participate in any acquisition (or deemed acquisition) or other transfer of stock of NewCo or Internal Distributing that would result in (1) any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of NewCo or (2) any shareholder other than NewCo owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Internal Distributing, (iv) redeem or otherwise repurchase any stock of NewCo other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (v) terminate the active conduct by the NewCo Group of the Education Loan Management Business or the Internal Distributing Business, in each case, without first obtaining and delivering to SLM BankCo at NewCo’s own expense a Supplemental Tax Opinion or Permitted Supplemental Ruling reasonably satisfactory to SLM BankCo with respect to such action.

Section 8.3 Certain SLM BankCo Actions Following the Effective Time. Without limiting the other provisions of this Article VIII, during the two-year period following the Effective Time, SLM BankCo shall not take (and shall cause the members of the SLM BankCo Group to not take), and shall not negotiate or enter into (and shall cause the members of the SLM BankCo Group to not negotiate or enter into) a binding agreement to take, any of the following actions: (i) liquidate, sell all or substantially all of its assets or sell or transfer fifty percent (50%) or more of (1) the assets that constitute the Consumer Banking Business as of the Effective Time to any Person other than SLM BankCo or an entity which is and will be wholly-owned, directly or indirectly, by SLM BankCo or (2) the assets that constitute the Internal Controlled Business as of the Effective Time to any Person other than Internal Controlled or an entity which is and will be wholly-owned, directly or indirectly, by Internal Controlled, (ii) issue stock of SLM BankCo or any SLM BankCo Affiliate (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies, equal to or exceeding twenty-five percent (25%) (by vote or value) of the stock of SLM BankCo or of such SLM BankCo Affiliate that was issued and outstanding immediately following the Effective Time, (iii) facilitate or otherwise participate in any acquisition (or deemed acquisition) or other transfer of stock of SLM BankCo or Internal Controlled that would result in (1) any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of SLM BankCo or (2) any shareholder other than SLM BankCo owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Internal Controlled, (iv) redeem or otherwise repurchase any stock of SLM BankCo other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (v) terminate the active conduct by the SLM BankCo Group of the Consumer Banking Business or the Internal Controlled Business, in each case, without first obtaining and delivering to NewCo at SLM BankCo’s own expense a Supplemental Tax Opinion or Permitted Supplemental Ruling reasonably satisfactory to NewCo with respect to such action.

Article IX

General Provisions.

Section 9.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE SLM BANKCO GROUP OR THE NEWCO GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY MEMBER OF THE SLM BANKCO GROUP OR THE NEWCO GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES (OTHER THAN SUCH DAMAGES THAT ARE INCLUDED IN THE DEFINITION OF TAXES) OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.2 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement, the Separation Agreement and the Ancillary Agreements, and the exhibits, schedules and appendices thereto, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the parties other than those set forth or referred to herein or therein.

(c) SLM BankCo and NewCo each represent as follows:

(i) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Notwithstanding any provision of this Agreement, neither SLM BankCo nor NewCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of SLM BankCo or NewCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

Section 9.3 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement (and any claims or disputes arising out of or related hereto or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Each of SLM BankCo and NewCo, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and/or federal courts located in Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.5 of the Separation Agreement shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (iv) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE.

Section 9.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a Change of Control of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other party. Nothing in this Section 9.4 is intended to, or shall be construed to, prohibit NewCo or SLM BankCo or any of their Subsidiaries from being party to or undertaking a Change of Control.

Section 9.5 Termination.

(a) This Agreement may be terminated at any time prior to the Spin-Off Date by and in the sole discretion of SLM or SLM BankCo without the approval of NewCo. In the event of termination pursuant to this Section 9.5, neither party shall have any liability of any kind to the other party by reason of this Agreement.

(b) This Agreement shall otherwise terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of Law, or otherwise.

Section 9.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of SLM BankCo, NewCo and their respective Groups and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.7 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)). Any such notices, claims, certificates, requests, demands and other communications shall be addressed in accordance with Section 10.5 of the Separation Agreement.

Section 9.8 Severability. If any provision of this Agreement or the application hereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid,

void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 9.9 Expenses. Except as expressly set forth in this Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, and with the consummation of the transactions contemplated hereby, will be borne by the party incurring such fees, costs or expenses.

Section 9.10 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Waivers of Default; Remedies Cumulative. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.12 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 9.13 Construction. This Agreement shall be construed as if jointly drafted by NewCo and SLM BankCo and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The parties have received independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by any other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of any other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

Section 9.14 Interpretation. In this Agreement, (i) the word “including” and words of similar import will mean “including, without limitation,” unless otherwise specified, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement, (iv) the word “or” shall not be exclusive, and (v) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified. The operation of various provisions of this Agreement is illustrated by examples in Appendix A hereto, and this Agreement shall be interpreted in accordance with such examples.

Section 9.15 Predecessors or Successors. Any reference to SLM BankCo, NewCo, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of SLM BankCo, NewCo, such Person, or such Subsidiary, respectively.

Section 9.16 Effective Time. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

Section 9.17 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or Law.

Section 9.18 Disputes. The procedures for negotiation, mediation and litigation set forth in Article VII of the Separation Agreement shall apply to all Disputes (whether sounding in contract, tort or otherwise) arising out of or related to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

NEW CORPORATION

By:
Name:
Title:

NEW BLC CORPORATION

By:
Name:
Title:

APPENDIX A

The following examples illustrate the operation of various provisions of this Agreement. However, the examples are not intended to illustrate every provision of this Agreement that may be relevant thereto.

Except as otherwise stated, each example assumes the following: (i) a U.S. federal income Tax rate of 35%, (ii) the Spin-Off Date is March 31, 2014 and both the Internal Spin-Off and the External Spin-Off occur thereon, (iii) NewCo files a Separate Return with respect to all Taxes for 2015 and later years, (iv) the Internal Contribution and Internal Spin-Off qualify as tax-free transactions under Sections 368(a)(1)(D) and 355 of the Code, (v) the External Contribution and External Spin-Off qualify as tax-free transactions under Sections 368(a)(1)(D) and 355 of the Code, (vi) the affiliated group of which SLM was the common parent and the taxable year of such affiliated group that includes the Spin-Off Date does not terminate as a result of the Reorganization, such affiliated group continues with SLM BankCo as the common parent, and such taxable year is the calendar year, and (vii) no estimated Taxes have been paid or are required to be paid.

Example 1. General Tax Allocation on Joint Return.

On its consolidated U.S. federal income Tax Return for the Tax Year that begins January 1, 2014, and ends December 31, 2014, the SLM BankCo consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x is attributable to and arises from the SLM BankCo Operations. The remaining $50x of consolidated net taxable income is attributable to and arises from the NewCo Operations during the period in which NewCo joins in the filing of such Tax Return (viz., the period beginning January 1, 2014, and ending on the Spin-Off Date).

The $150x of taxable income attributable to the SLM BankCo Operations and the $50x of taxable income attributable to the NewCo Operations in each case includes deductions. However, in neither case are these deductions a Tax Benefit, because the aggregate of such deductions in the Tax Year does not exceed the income attributable to or arising from the relevant business in such Tax Year.

Because SLM BankCo’s 2014 U.S. federal consolidated income Tax Return includes Tax Items of each of the SLM BankCo Operations and the NewCo Operations (determined without regard to Tax Items carried forward to such Tax Year), it is a Joint Return. Pursuant to Section 2.1, each of SLM BankCo and NewCo is liable for its allocable portion of the $70x of Tax shown on such Joint Return. Because $150x of the consolidated net taxable income contributing to the Tax is attributable to the SLM BankCo Operations and $50x of the consolidated net taxable income contributing to the Tax is attributable to the NewCo Operations, pursuant to Section 2.2(b), $52.5x of Tax is allocable to SLM BankCo (viz., ($150x/$200x)($70x)) and $17.5x of Tax is allocable to NewCo (viz., ($50x/$200x)($70x)).

Pursuant to Section 3.1(a), SLM BankCo is responsible for preparing and filing the Joint Return. Pursuant to Section 4.1, SLM BankCo must pay the $70x of Tax to the Tax

Authority. Pursuant to Section 4.2(a), NewCo must remit the amount for which it is liable (viz., $17.5x) to SLM BankCo by the date that is the later of (i) three Business Days prior to the date that SLM BankCo files such Joint Return and (ii) seven Business Days after SLM BankCo gives NewCo notice requesting such amount. If payment is not made by such date, NewCo must pay interest thereafter on the amount past due as determined under Section 4.4.

Example 2. Separate Return filed by NewCo.

On its consolidated U.S. federal income Tax Return for the Tax Year that begins on January 1, 2014 and ends December 31, 2014, the SLM BankCo consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x is attributable to and arises from the SLM BankCo Operations. The remaining $50x of consolidated net taxable income is attributable to and arises from the NewCo Operations during the period in which NewCo joins in the filing of such Tax Return (viz., the period beginning January 1, 2014, and ending on the Spin-Off Date) applying the closing of the books method.

Pursuant to Section 3.2(b), NewCo is responsible for preparing and filing a Separate Return for the NewCo consolidated group for the period beginning on April 1, 2014, and ending on December 31, 2014. As a result, NewCo will have the right to make those determinations described in Section 3.3(a) with respect to the Separate Return, subject to the limitations in Section 3.3(b). Because SLM BankCo and NewCo used the closing of the books method to calculate the income of NewCo and its consolidated subsidiaries for the period beginning on January 1, 2014, and ending on the Spin-Off Date, NewCo must, pursuant to Section 3.3(b)(ii), calculate income for its Separate Return in a manner consistent with this method.

Example 3. Payments Made Prior to the Spin-Off Date and Redetermination of Tax.

On its consolidated U.S. federal income Tax Return for the Tax Year that begins on January 1, 2013, and ends December 31, 2013, the SLM consolidated group reports $200x of consolidated net taxable income and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x is attributable to the NewCo Operations and $50x is attributable to SLM BankCo Operations. Prior to the Spin-Off Date, SLM made estimated Tax payments with respect to such Tax liability to the IRS of $55x, of which $41.25x was allocable to NewCo and $13.75x was allocable to SLM BankCo pursuant to Section 2.2(b) and Section 4.2(c). SLM BankCo timely pays the remaining $15x of Tax to the IRS on a date subsequent to the Spin-Off Date.

Pursuant to Section 2.2(b), the Tax liability of $70x is allocated $52.5x to NewCo (viz., ($150x/$200x)($70x)) and $17.5x to SLM BankCo (viz., ($50x/$200x)($70x)). NewCo is required to pay SLM BankCo for $11.25x of the additional Consolidated Tax payment (viz., $52.5x - $41.25x) on or prior to the date described under Section 4.2(a). Assume that NewCo does, in fact, timely pay this $11.25x to SLM BankCo.

On December 1, 2014, NewCo and SLM BankCo file an amended 2013 consolidated U.S. federal income Tax Return that reports $190x of consolidated net taxable income and claims a Tax refund of $3.5x (viz., $70x - (35%)($190x)). Of the $190x of consolidated net taxable income reported on the amended Tax Return, $140x is attributable to the NewCo Operations and $50x is attributable to the SLM BankCo Operations. On February 1, 2015, SLM BankCo receives from the IRS the refund of $3.5x reflected on such amended Tax Return. Pursuant to Section 4.3, SLM BankCo is obligated to pay the $3.5x refund to NewCo within thirty days after February 1, 2015.